EXHIBIT 10(e)





                        QUOTA SHARE REINSURANCE AGREEMENT


                                     between


                          21st CENTURY INSRANCE COMPANY
                   (hereinafter referred to as the "Company")


                                       and


                       AMERICAN INTERNATIONAL GROUP, INC.,
                  (hereinafter referred to as the "Reinsurer")


                                   AS AMENDED




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PREAMBLE

This Agreement replaces that certain agreement dated December 16, 1994 and substitutes American International Insurance Company as Reinsurer for New Hampshire Insurance Company and further incorporates Letter of Credit provisions, effective as of January 1, 1995.

The Reinsurer hereby agrees to reinsure the Company in respect of the Company's net liability under all policies, contracts and binders of insurance (hereafter referred to as "policies") issued during the term of this Agreement subject to the following terms and conditions:

                                    ARTICLE I

TERM
----

This Agreement shall be effective from 12:01 A.M., pacific standard time, January 1, 1995 and shall remain continuously in force through December 31, 1999. The Reinsurer has the option to renew this Agreement annually for four additional years by notifying the Company prior to December 31, 1999 or prior to the expiration date of any renewal.

                                   ARTICLE II

PARTICIPATION
-------------

The Company shall cede and the Reinsurer shall accept 10% of the Company's net liability for losses on policies incepting during the term of this Agreement. As consideration, the Reinsurer shall receive a 10% share of the net written premiums, less ceding commission as described in Article III, generated by such policies. In the event the Reinsurer elects to renew this Agreement for annual periods following December 31, 1999 the participation shall be 8% on the first renewal, 6% on the second renewal, 4% on the third renewal and 2% on the fourth renewal.

                                   ARTICLE III

COMMISSION
----------

The Reinsurer shall allow the Company a commission of 10.8% of the ceded written premium for policies with effective dates from January 1, 1995 and through December 31, 1995. For policies with effective dates in each subsequent underwriting year, the commission shall be equal to the rate of the Company's incurred underwriting expenses (as recorded in the Company's statutory statement) to net written premium for the prior calendar year.

                                   ARTICLE IV

REPORTS AND ACCOUNTS
--------------------

The Company shall furnish within forty-five days after the close of each calendar quarter an account reflecting the following separately for each underwriting year:

          A.   Net written premium ceded during the quarter (credited).

          B.   Commission on the ceded premium (debited).

          C.   Net paid losses (debited).

          D.   Net paid adjustment expenses (debited).

          E.   Net outstanding losses.

          F.   Net unearned premium.

               If the balance of A through D is a credit such amount shall be remitted with the account. If the balance of A through D is a debit, the Reinsurer shall remit such amount within 15 days of


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               receipt of the account. Accounts by line of business shall also be provided by the Company including the aforementioned information.

                                    ARTICLE V

DEFINITION
----------

Underwriting year shall mean all policies with effective dates from 12:01 A.M., pacific standard time, January 1st through December 31st of each calendar year.

Net written premium or net losses or net liability shall mean the gross amount less deductions for all other reinsurance.

CURRENCY
--------

All premium and loss payments hereunder shall be in United States currency.

                                   ARTICLE VI

ACCESS TO RECORDS
-----------------

The Reinsurer or its duly appointed representatives shall have free access at all reasonable times to such books and records of those Divisions, Departments and Branch Offices of the Company which are directly involved with the subject matter business of this Agreement as shall reflect premium and loss transactions of the Company for the purpose of obtaining any and all information concerning this Agreement or the subject matter hereof. All non- public information provided in the course of the inspection shall be kept confidential by the Reinsurer as against third parties.

                                   ARTICLE VII

INSOLVENCY
----------

The portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable on demand of the Company at the same time as the Company shall pay its net retained portion of such risk or obligation, with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor. Immediately upon demand, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company which would involve a possible liability on the part of the Reinsurer, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership. It is further agreed that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

                                  ARTICLE VIII

ARBITRATION
-----------

A. All disputes or differences arising out of the interpretation of this Agreement shall be submitted to the decision of two arbitrators, one to be chosen by each party, and in the event of the arbitrators failing to agree, to the decision of an umpire to be chosen by the arbitrators. The


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     arbitrators and umpire shall be disinterested active or retired executive officials of fire or casualty insurance or reinsurance companies or Underwriters at Lloyd's, London. If either of the parties fails to appoint an arbitrator within one month after being required by the other party in writing to do so, or if the arbitrators fail to appoint an umpire within one month of a request in writing by either of them to do so, such arbitrator or umpire, as the case may be, shall at the request of either party be appointed by a Justice of the Supreme Court of the State of New York.

B. The arbitration proceeding shall take place in the city in which the Company's Head Office is located. The applicant shall submit its case within one month after the appointment of the court of arbitration, and the respondent shall submit its reply within one month after the receipt of the claim. The arbitrators and umpire are relieved from all judicial formality and may abstain from following the strict rules of law. They shall settle any dispute under the Agreement according to an equitable rather than a strictly legal interpretation of its terms.

C. Their written decision shall be provided to both parties within ninety days of the close of arbitration and shall be final and not subject to appeal.

D. Each party shall bear the expenses of his arbitrator and shall jointly and equally share with the other the expenses of the umpire and of the arbitration.

E.   This Article shall survive the termination of this Agreement.

                                   ARTICLE IX

ERRORS AND OMISSIONS
--------------------

Any inadvertent delay, omission or error shall not relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.

                                    ARTICLE X

LOSS & LOSS ADJUSTMENT EXPENSE
------------------------------

The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses. All such adjustments, settlements, and compromises shall be binding on the Reinsurer in proportion to its participation. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient, and all payments made and costs and expenses incurred in connection therewith or in taking legal advice therefor shall be shared by the Reinsurer proportionately. The Reinsurer shall, on the other hand, benefit proportionately from all reductions of losses by salvage, compromise or otherwise.

                                   ARTICLE XI

EXTRA CONTRACTUAL OBLIGATIONS
-----------------------------

This Agreement shall protect the Company where the ultimate net loss includes any extra contractual obligations. The term "extra contractual obligations" is defined as those liabilities not covered under any other provision of the Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trail of any action against its insured or reinsured or in the preparation of prosecution of an appeal consequent upon such action. The Reinsurer's liability for extra contractual obligations shall not exceed their participation of the maximum limit of liability on the policy from which the extra contractual obligation arises.

The date on which any extra contractual obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty. However, this Article shall not apply where the loss has been incurred due to fraud or a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.


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                                   ARTICLE XII

OFFSET
------

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any undisputed balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party hereto under this Agreement.

                                  ARTICLE XIII

TERMINATION
-----------

Either party may terminate this Agreement with thirty days' notice in the event that:

          1. One party should at any time become insolvent, or suffer any impairment of capital, or file a petition in bankruptcy, or go into liquidation or rehabilitation, or have a receiver appointed, or be acquired or controlled by any other insurance company or organization, or

          2. Any law or regulation of any Federal or any State or any Local Government of any jurisdiction in which the Company is doing business should render illegal the arrangement made herein, or

          3.   With the agreement of the other party.

In the event of termination, the Reinsurer shall refund to the Company the applicable unearned premium minus the ceding commission and shall continue to remain liable for all losses occurring prior to the date of termination. However, if this Contract shall terminate while a loss occurrence covered hereunder is in progress, it is agreed that, subject to the other conditions of this Contract, the Reinsurer is responsible for its proportion of the entire loss.

                                   ARTICLE XIV

TAX
---

In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or Profits Tax returns, to any State or Territory of the United States or to the District of Columbia.

                                   ARTICLE XV

LETTER OF CREDIT
----------------

The Reinsurer agrees to provide and maintain in place a Letter of Credit, acceptable to the Company, for the benefit of the Company equal to its share of assumed liability which shall include unearned premium reserve, calculated on a monthly pro rata basis, and outstanding loss and loss adjustment reserve, including incurred but not reported losses calculated on the basis of the requirement of the California Department of Insurance and/or other applicable insurance regulatory agencies.

The initial Letter of Credit shall be provided written 60 days of the first accounting report submitted to the Reinsurer by the Company in the amount specified in the preceding paragraph. Subsequent adjustments, when requested by the Company, shall be made to the Letter of Credit for any subsequent accounts within 60 days of the submission of such account.

In the event the Letter of Credit and/or requested adjustments are not received by the due date the Company may withhold amounts due the Reinsurer until such Letter of Credit is received.

Notwithstanding any other provisions in this agreement the Company may draw on this Letter of Credit at any time, however only for one or more of the following:


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          1.   to reimburse the Company for the Reinsurer's share of premiums returned to the owners of policies reinsured under the reinsurance agreement on account of cancellations of such policies,

          2. to reimburse the Company for the Reinsurer's share of losses paid by the Company under the terms and provisions of the policies reinsured under the reinsurance agreement,

          3. to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company's liabilities for policies ceded under the agreement. Such amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred and unearned premium reserves, and

          4. to pay any other amounts the Company claims are due under the reinsurance agreement.


                                   ARTICLE XVI

COUNTERPARTS
------------

This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                         20TH CENTURY INSURANCE COMPANY

Date: September 13, 1995.  By: William L. Mellick     Title: President
      ------------------       ------------------            ---------



                    AMERICAN INTERNATIONAL INSURANCE COMPANY

Date: 8/8/95               By: J. Ernst Hansen       Title:  President
      ------                   ------------------            ---------


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